Exhibit 10.15

       Second Amendment to Loan and Security Agreement

     This Amendment to Loan and Security Agreement
("Amendment") dated as of February 19, 1999 by and among Fleet Capital Corporation ("Lender"), a Rhode Island corporation with an office at 200 Glastonbury Boulevard, Glastonbury, Connecticut 06033; and Rheometric Scientific,
Inc. ("Borrower"), a New Jersey corporation with its chief executive office and principal place of business at One
Possumtown Road, Piscataway, New Jersey  08854.

                         Background

     A. On February 23, 1996, Lender entered into a Loan and Security Agreement (as amended by a certain Amendment to Loan and Security Agreement dated March 31, 1998, the "Loan Agreement") with Borrower and, in connection therewith, Borrower executed and delivered certain other documents and instruments (together with the Loan Agreement, the "Loan Documents").

     B.   On or about August 12, 1998, Lender notified
Borrower ("Termination Notice") that the Revolving Credit
Facility would terminate on the last day of the Original
Term (February 23, 1999).

     C.   The parties desire to further amend the Loan
Agreement in the manner hereinafter set forth.

     D. Capitalized terms used herein which are not defined herein shall have the meanings given thereto in the Loan Agreement.

     E. All amendments effected hereby are, unless otherwise stated herein to the contrary, effective as of the date hereof.

     NOW THEREFORE, intending to be legally bound, the parties agree as follows:

     1.   Extension of Revolving Credit Facility.

          The Revolving Credit Facility shall be extended to and terminate as of May 21, 1999 with no further extension of any kind (under any automatic renewal feature or otherwise) absent the further written approval of Lender (subject to its sole and absolute discretion). Subject only to the extension of the Original Term described in the preceding sentence, nothing herein contained shall be deemed to nullify or alter the Termination Notice or the effect thereof.

     2.   Letter of Credit Extension.

          The parties further agree that the expiry date of the Letters of Credit shall be extended to May 21, 1999 and accordingly the LC Guarantee issued by Lender on Borrower's behalf to support the Letters of Credit shall continue in effect for the purposes hereof. Borrower confirms that the present face amount of the German Credit is

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DM1,224,000, of the UK Credit is GBP620,000 and of the
Japanese Credit is JPY240,000,000.

     3.   Reduction of Facility Limit, Inventory Sublimit.

          a. Facility Limit. As of the date hereof, the Facility Limit (presently at $10,4000) shall be permanently reduced to $10,000,000.

          b. Inventory Sublimit. As of the opening of business on Wednesday (or, if not a Business Day, on the first Business Day thereafter) of each week, the sublimit on inventory advances referred to in subsection (b)(ii)(A) of the definition of "Borrowing Base" in the Loan Agreement (which sublimit is presently at $4,900,000) will continue to be permanently and automatically decreased by $25,000.

     4. Conditions. As a condition to the effectiveness of the paragraphs 1 and 2 hereof, Borrower will, prior to or concurrently with the execution hereof, pay to Lender an amendment fee in the amount of $25,000.

     5.   Reimbursement of Expenses.  Borrower shall, upon
Lender's demand, reimburse Lender for all reasonable costs and expenses (including, without limitation, reasonable attorneys' fees) incurred by Lender in the negotiation and preparation of this Amendment.

     6. Reaffirmation. This Amendment is deemed incorporated into the Loan Agreement. Borrower hereby confirms that except to the extent set forth above, the Loan Agreement and other Loan Documents will remain unchanged and in full force and affect and Borrower hereby ratifies and reaffirms all of its obligations thereunder and agrees that all Collateral, liens, and security interests at any time granted by Borrower to Lender shall continue unimpaired and in full force and effect and shall continue to cover and secure all Obligations. In consideration of Lender's undertakings herein, Borrower hereby releases, remises and forever discharges (and agrees never to assert, defend or counterclaim against) Lender, its agents, representatives, employees, successors and assigns, whether such persons are known or unknown, from all actions, suits, claims, covenants, judgments, liabilities, rights, setoffs, demands and defenses of every kind and nature whether now known or unknown or now or hereafter existing or arising, at law or in equity, which Borrower no has, arising from or related to any act or omission by Lender or any such agents, representatives, employees, successors or assigns through the date hereof in connection with the consideration, negotiation, consummation, administration and/or enforcement of the Loans and/or the Loan Documents, including this Amendment.

     7. New Representations and Covenants. The Borrower hereby represents and warrants that (a) no Default or Event of Default exists under the Loan Agreement, (b) this Amendment has been duly authorized, executed and delivered by and constitutes the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, and (c) the Borrower has reviewed the areas within its business and operations which could be adversely affected by, and has developed or is developing a program to address on a timely basis, the risk that certain computer applications used by the Borrower and its Subsidiaries (or any of its material suppliers, customers or vendors) may be unable to effectively

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interpret, process and manipulate data and recognize and
perform properly date-sensitive functions involving dates prior to, on and after December 31, 1999 (the "Year 2000 Problem"). To the best of the Borrower's knowledge, the Year 2000 problem will not cause any material adverse effect with respect to Borrower's business, financial condition, prospects, or ability to repay and perform its obligations to Lender ("Material Adverse Effect"). Borrower covenants and agrees that it shall take all action necessary to assure that the computer-based systems utilized by Borrower and each of its Subsidiaries will be able to effectively interpret, process and manipulate data, including dates before, on and after December 31, 1999. At Lender's request, Borrower shall provide to Lender assurance reasonably satisfactory to Lender that the computer-based systems utilized by the Borrower and each of its Subsidiaries, for which the inability to process and manipulate data involving dates before, on and after December 31, 1999 would have a Material Adverse Effect, are able to recognize and perform without material error functions involving dates before, on and after December 31, 1999.

     8. Counterparts. This Amendment may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their duly authorized officers as of the day and year first above written.

ATTEST:                                 Rheometric Scientific, Inc.


                                        By:    /s/ Joseph Musanti

Secretary                                 Title:  V.P. Finance


                                        Fleet Capital Corporation


                                        By:
                                        Title:


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